EXHIBIT 10.66

InterDigital Communications Corporation

Annual Employee Bonus Plan

Purpose

This Annual Employee Bonus Plan (“Plan”) is designed to provide an effective means to motivate and compensate eligible employees, on an annual basis, through cash and stock award bonuses based on the achievement of business and individual performance objectives during each calendar year (“Plan Year”). The Plan is intended to be the Company’s primary vehicle for the granting of bonuses. However, the Company may, in certain limited circumstances, grant bonuses outside of this program, in the sole discretion of the Company.

The compensation contemplated under this Plan is considered “payment for success” in that any payout under the Plan is subject to the achievement of specific performance goals by the Company and by each individual during the Plan Year. The Company believes that such compensation can be a highly effective form of compensation that can enhance the employer - employee “stakeholder” relationship. In addition, the Company hopes that by providing short-term incentive compensation, the Company will motivate and increase the retention rate among its employees which, in turn, will enhance the Company’s long-term value.

Who Is Eligible?

All regular full-time or part-time employees1 will be eligible to receive a bonus under the Plan, unless an employee: (i) is not working actively at the time of the payout of the bonus or at least as of March 31st of the year following the end of the Plan Year (unless such person was involuntarily terminated other than for intentional wrongdoing after the end of the Plan Year, but before the bonus was paid); (ii) was working actively for the Company for less than ninety (90) days during the Plan Year, (iii) received an individual performance appraisal rating of less than “2.75” (Meets Job Requirements) for the Plan Year, or (iv) was involuntarily terminated for unsatisfactory performance or misconduct, such determination to be made in the CEO’s sole discretion (or the Compensation & Stock Option Committee in the case of Section 16 Officers) based upon documentary or other objective substantiation.

The Compensation & Stock Option Committee (“Compensation Committee”) may grant exceptions to the above eligibility criteria in its sole discretion. In addition, Employees who meet

[1]	“Regular full-time” and “regular part-time” employees are defined in the employee handbook and specifically exclude “seasonal/casual employees”, (which are also defined in the employee handbook).

the eligibility requirements set out above but were not regular full-time or regular part-time employees for the full Plan Year will be paid any bonus on a pro rata basis.2 Pro-rata will mean a percentage determined by the CEO or President (in his discretion) within a range (specified below) based upon a number of days within the Plan Year during which the employee was employed on a regular, full-time or regular part-time, non-temporary basis at InterDigital.

Number of Days Employed	Pro-Rata Portion of Bonus to be Paid
90 to 180 days	25 to 50%
181 to 270 days	51 to 75%
271 to 364 days	76 to 100%.

How Does the Plan Work?

Each employee is assigned a target bonus. The target bonus is a percentage of the employee’s annual base salary in effect as of the end of the Plan Year. If the Company or Department achieves certain business performance results, and the employee achieves certain individual goals, the employee will receive the target bonus. Company or Department business performance results will be measured either based on the Company’s Annual Goals, as approved by the Compensation Committee, for C.E.O., President, and Sr. Officers, and based on Departmental Goals, as approved by the Department Head and COO, for all other levels of employees. If the actual results of the Company or Department business performance for the year exceed or fall short of the targets, then the target bonus will be adjusted up or down, depending upon the level of business and individual achievement. The specific adjustments and an example of how the bonus is calculated is described below.

The business performance goals will be determined by the Compensation Committee for the C.E.O., President and Sr. Officer levels and the business performance goals for each Department will be determined by the Department Head and COO and will be communicated to the employees, normally in the first quarter of each Plan Year. The assessment of individual performance goals will be accomplished through the employee’s annual performance rating. The business and individual performance goals are intended to be reasonable “stretch” goals.

The impact of actual business or individual performance during the Plan Year on the bonus paid varies between positions, with the bonus for the Company officers being more dependant upon overall Company performance, while the bonuses for management and non-management employees being more dependant upon individual performance. The relative weighting of the business and individual performance goals has been established based upon an estimation of the employee’s ability, based on their position within the Company, to directly impact and be held accountable for, his or her achievements and the Company’s overall performance.

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[2]	Employees who do not work a full Plan Year because they were out of work on an approved leave of absence for part of the plan year (FMLA Leave, Medical Leave independent of FMLA Leave, Personal Leave, or leave during which the employee receives any STD, LTD or worker’s compensation payments) will also be paid any bonus on a pro rata basis.

The Annual Target Bonus for each band, and the associated weighting factors are as follows:

Band (In the event a Participant changes bands during the Plan Year, the Annual Target Bonus will be calculated based on the Participant’s actual band at year-end)	Annual Target Bonus (% of base salary)	Percentage of Bonus Related to Business Performance (either Company or Departmental)	Percentage of Annual Target Bonus Related to Individual Performance
C.E.O.	57%	75%	25%
President	50%	75%	25%
Sr. Officer	40%	75%	25%
Functional VP	35%	75%	25%
Senior Director	25%	60%	40%
Director/Functional Equivalent	20%	60%	40%
Senior Manger/ Functional Equivalent	15%	40%	60%
Manager/ Functional Equivalent	10%	40%	60%
Non-Management	4%/6%/8% based on grade level	25%	75%

In each Plan Year, the portion of the Annual Target Bonus related to business performance may be allocated among a number of business goals.

How Do Actual Business and Individual Performance Affect the Bonus to be Paid?

As described above, the bonus consists of two components: the bonus attributable to business /departmental performance, and the bonus attributable to individual performance. The impact of actual results as compared to business/departmental and individual goals on any bonus to be paid is described below.

Business Goals. The calculation of the bonus payout for the business performance will be based upon either Company’s actual business results measured against the goals set by the Compensation Committee (for the C.E.O, President and Sr. Officer) or the Department’s actual business results measured against the goals set by the Department (for all other bands). If the Company or Department achieves a specified goal, then 100% of the bonus related to that business goal will be awarded. If actual results deviate from established business goals, then the bonus payout amounts will be determined as follows:

Results above the goal: If the Company/Department performance exceeds the established business goals by a certain percentage (e.g., actual Company earnings exceed an established goal by ten percent), then the payout of that portion of the annual target bonus related to that business goal will be increased by that percentage amount above the goal, up to a maximum of a 100% increase over the bonus associated that goal. Thus, if actual Company/Department performance on a particular goal exceeds the goal by 10%, then the target bonus associated with that goal will be increased by 10%, see below:

Results	Percentage Payout
101%	101%
¯	¯
200%	200%

Results below the goal: If the actual business performance falls short of an established goal by a certain percentage (e.g., actual Company earnings are 10% less than the earnings goal), then the bonus associated with that business goal will be decreased by four times the percentage of the shortfall, with no bonus being payable for a goal if the goal is missed by more than 20%. The sliding scale for results below the target is given below:

Results	Percentage Payout
100%	100%
90%	60%
80%	20%
79%	0%

The Compensation Committee, in its sole discretion, can determine that a business goal has been substantially met or has been met to a degree warranting a higher pay-out than would otherwise be calculable under this Plan. For example, the Compensation Committee may determine that one-time charges should be disregarded in determining the pay-out under an earnings performance goal.

Individual Performance. The evaluation of the individual performance is the responsibility of the employee’s supervisor using the Company’s performance evaluation system. The payout of the bonus related to individual performance will be based on the employee’s individual appraisal rating given pursuant to the performance evaluation, as follows:

Appraisal Rating		Percentage Payout of Bonus Related to Individual Performance
4.85 – 5.0	(Outstanding)	140%
4.70 – 4.84	( “ )	135%
4.55 – 4.69	(Exceeds Job Requirements)	130%
4.40 – 4.54	( “ )	125%
4.25 – 4.39	( “ )	120%
4.10 – 4.24	( “ )	115%
3.95 – 4.09	( “ )	110%
3.80 – 3.94	( “ )	105%
3.65 – 3.79	(Meets Job Requirements)	100%
3.50 – 3.64	( “ )	95%
3.35 – 3.49	( “ )	90%
3.20 – 3.34	( “ )	85%
3.05 – 3.19	( “ )	80%
2.90 – 3.04	( “ )	75%
2.75 – 2.89	( “ )	70%
2.74 ¯	(Needs Improvement/Unsatisfactory)	0%

When Will the Bonus Be Paid?

Bonuses will normally be paid under the Plan between February 15 and March 31 of the year following each Plan Year.

An Example of How the Bonus is Calculated

Assume an entry level management employee is earning a base salary of $50,000 and is employed for the full Plan Year. The employee has an annual target bonus of 10% of base salary ($5000). The Department previously established two business targets of equal weight for the Plan Year. The actual results for the first goal were 4% below the goal.; the actual results for the second goal were 2% above the goal. The employee achieves an individual performance appraisal of “3.4”. The employee’s bonus would be calculated as follows:

	A	B	C	AxC
Performance Factor	Percentage of Bonus Relating to Performance Factor	Result as a Percentage of Goal	Percentage Payout	Weighted Result
Goal One	20%	96%	84% (1 to 4 ratio)	16.80% (84% x 20%)
Goal Two	20%	102%	102% (1 to 1 ratio)	20.40% (102% x 20%)
Individual Performance	60%	90%	90%	54% (60% x 90%)
Total	100%	N/A	N/A	91.20%
Bonus Calculation	Base Salary x Weighted Result x Annual Target Bonus = Bonus to be paid $50,000 x 91.20% x 10% = $4,560

Who Will Receive Bonus Payments in Common Stock?

For the CEO, President, Sr. Officer, and Functional Vice President bands or technical equivalent positions (ie - “Fellow”), the Compensation Committee may, in its discretion, pay up to 30% of the bonus in restricted common stock pursuant to the 1999 Restricted Stock Plan, as amended.

If restricted common stock is to be paid in lieu of cash, the number of shares to be granted will be calculated as follows:

Number of Shares =	Up to 30% of Bonus
Closing Common Stock Price
on the Date Prior to the Grant as
reported in the Wall Street Journal

The Company will reimburse the employee, on a grossed-up basis, for any tax liability (including, in the event of a Change of Control, any excise tax liability under Section 4999 of the IRS Code or any successor provision that may apply to such Restricted Stock payment) associated with the grant of restricted stock. Tax liability will be calculated using maximum tax rates. The stock will be registered but will be subject to a two-year holding period. The Company will not impose any other material restrictions (other than those set out in the 1999 Restricted Stock Plan or required by law) or forfeiture provisions, including no forfeiture provisions applicable to termination of employment except in the case of termination during the two-year holding period for intentional wrongdoing.

Miscellaneous

The establishment of this Plan, any provisions of this Plan, and/or any action of the Compensation Committee or any Company officer with respect to this Plan, does not confer upon any employee the right to continued employment with the Company. The Company reserves the right to dismiss any employee at will (at any time, with or without prior notice, with or without cause), or otherwise deal with an employee to the same extent as though the Plan had not been adopted.

The Company may, at its discretion, provide for any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual of payment of benefits under the Plan, and all such determinations shall be final and conclusive.

The resolution of any questions with respect to payments and entitlements pursuant to the provisions of this Plan shall be determined by the Compensation Committee, in its sole discretion, and all such determinations shall be final and conclusive.

This Plan may be terminated or revoked by the Compensation Committee, at its sole discretion, at any time and amended by the Compensation Committee, at its sole discretion, from time to time without the approval of any employee provided that such action does not reduce the amount of any Bonus payment below an amount equal to the amount that would have been payable to the eligible employee with respect to the Plan Year in which the termination, revocation or amendment of the Plan occurs under the terms of the Plan as in effect immediately prior to such termination, revocation or amendment, applied on a pro-rata basis.

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Amended by the Compensation & Stock Option Committee on 9/30/2004.